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                                                                       EXHIBIT 5

                                April 14, 1997


Unit Instruments
22600 Savi Ranch Parkway
Yorba Linda, California 92887

     Re:  Registration Statement on Form S-3
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Gentlemen:

     We have examined the Registration Statement on Form S-3 being filed by you with the Securities and Exchange Commission (the "Commission") on this date (as such may be further amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 282,457 shares of your common stock, $0.15 par value (the "Shares"). The Shares may be offered and from time to time by and for the account of certain shareholders as described in such Registration Statement. We have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     Based on the foregoing, it is our opinion that, upon conclusion of the proceedings being taken or contemplated by us as your counsel to be taken prior to the issuance of the Shares, and upon completion of the proceedings taken in order to permit such transactions to be carried out in accordance with the securities laws of various states where required, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement, including the Prospectus constituting a part thereof and any amendment thereto.

                                     Very truly yours,

                                     /s/ STRADLING, YOCCA, CARLSON & RAUTH